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                                 Plan and Agreement of Distribution

This plan and agreement is between IDS Global Series, Inc. (the "Corporation") on behalf of its underlying series funds: IDS Emerging Markets Fund, IDS Global Balanced Fund and IDS Innovations Fund (individually a "Fund" and collectively the "Funds"); and American Express Financial Advisors Inc., the principal underwriter of the Corporation, for distribution services to the Funds.

The plan and agreement has been approved by members of the Board of Directors (the "Board") of the Corporation who are not interested persons of the Corporation and have no direct or indirect financial interest in the operation of the plan or any related agreement, and all of the members of the Board, in person, at a meeting called for the purpose of voting on the plan and agreement.

The plan and agreement provides that:

1. The Corporation, on behalf of the Funds, will reimburse American Express Financial Advisors Inc. for all sales and promotional expenses attributable to the sale of the Funds' respective Class B Common Stock, par value $0.01 per share (each referred to as the "Class B Shares"), including sales commissions, business and employee expenses charged to distribution of each Funds' Class B Shares, and corporate overhead appropriately allocated to the sale of each Funds' Class B Shares.

2. The amount of the reimbursement shall be equal on an annual basis to 0.75% of the average daily net assets of the respective Fund attributable to Class B Shares. The amount so determined shall be paid to American Express Financial Advisors Inc. in cash within five (5) business days after the last day of each month. American Express Financial Advisors Inc. agrees that if, at the end of any month, the expenses of any Fund, including fees under this agreement and any other agreement between that Fund and American Express Financial Advisors Inc. or American Express Financial Corporation, but excluding taxes, brokerage commissions and charges in connection with the purchase and sale of assets exceed the most restrictive applicable state expense limitation for that Fund's current fiscal year, that Fund shall not pay fees and expenses under this agreement to the extent necessary to keep the Fund's expenses from exceeding the limitation, it being understood that American Express Financial Advisors Inc. will assume all unpaid expenses and bill the Fund for them in subsequent months, but in no event can the accumulation of unpaid expenses or billing be carried past the end of the Fund's fiscal year.

3. For each purchase of Class B Shares, after eight years the Class B Shares will be converted to Class A Common Stock, $0.01 par value (the "Class A Shares") of the respective Fund and those assets will no longer be included in determining the reimbursement amount.

4. The Corporation understands that if a shareholder redeems a Fund's Class B Shares before they are converted to Class A Shares, American Express Financial Advisors Inc. will impose a sales charge directly on the redemption proceeds to cover those expenses it has previously incurred on the sale of those shares.
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5.      American Express Financial Advisors Inc. agrees to provide at least quarterly an analysis of distribution expenses and to meet with representatives of the Corporation as reasonably requested to provide additional information.

6. The plan and agreement shall continue in effect for a period of more than one year provided it is reapproved at least annually in the same manner in which it was initially approved.

7. The plan and agreement may not be amended to increase materially the amount that may be paid by the Funds without the approval of a least a majority of the respective Fund's outstanding Class B Shares. Any other amendment must be approved in the manner in which the plan and agreement was initially approved.

8. This agreement may be terminated (as to one or more of the Funds) at any time without payment of any penalty by a vote of a majority of the members of the Board who are not interested persons of the Corporation and have no financial interest in the operation of the plan and agreement, or, as to each Fund, by vote of a majority of that Fund's outstanding Class B Shares, or by American Express Financial Advisors Inc. The plan and agreement will terminate automatically in the event of its assignment as that term is defined in the Investment Company Act of 1940.

Approved this 13th day of November, 1996.


IDS GLOBAL SERIES, INC.
  IDS Emerging Markets Fund
  IDS Global Balanced Fund
  IDS Innovations Fund



/s/ Leslie L. Ogg
    Leslie L. Ogg
    Vice President


AMERICAN EXPRESS FINANCIAL ADVISORS INC.



/s/ Michael J. Hogan
    Michael J. Hogan
    Vice President